EXHIBIT 2.1

              PURCHASE AND SALE AGREEMENT DATED DECEMBER 29, 2006

                          POWDER RIVER BASIN PROPERTIES

    SHERIDAN, JOHNSON, CONVERSE AND CAMPBELL COUNTIES, WYOMING, AND BIG HORN,
               CUSTER, POWDER RIVER AND ROSEBUD COUNTIES, MONTANA



                           PURCHASE AND SALE AGREEMENT



                                     Between



                         DOLPHIN ENERGY CORPORATION, and

                            GALAXY ENERGY CORPORATION

                                       and



                       PETROHUNTER OPERATING COMPANY, and

                         PETROHUNTER ENERGY CORPORATION





                                December 29, 2006








243891.01



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                                TABLE OF CONTENTS

                                                                            Page


ARTICLE 1 DEFINITIONS..........................................................1


ARTICLE 2 SALE AND TRANSFER OF THE PROPERTY....................................2

    2.1      Sale and Purchase.................................................2
    2.2      Purchase Price....................................................3
    2.3      Deposit...........................................................3
    2.4      Operatorship......................................................4
    2.5      Escrowed Funds....................................................4
    2.6      Adjustments to Purchase Price.....................................4
    2.7      Closing...........................................................4
    2.8      Effective Time....................................................4
    2.9      Form of Assignment................................................4

ARTICLE 3 TITLE AND INSPECTION.................................................5

    3.1      Inspection of Files...............................................5
    3.2      Adverse Condition.................................................5
    3.3      Title.............................................................5
    3.4      Files and Records.................................................5

ARTICLE 4 ACCOUNTING...........................................................6

    4.1      Continued Accounting Services.....................................6
    4.2      Ownership of Production...........................................6
    4.3      Proration of Taxes................................................6
    4.4      Letters-in-Lieu...................................................6
    4.5      Continued Operations and Costs....................................6
    4.6      Prepaids..........................................................7
    4.7      Suspended Funds...................................................7
    4.8      Revenues and Expenses.............................................7
    4.9      Estimated and Final Accounting....................................7
    4.10     Audits............................................................7

ARTICLE 5 ASSUMPTION OF OBLIGATIONS............................................7

    5.1      Indemnities.......................................................7
    5.2      Buyer's Assumption of Obligations.................................8
    5.3      Notice of Claims..................................................8

ARTICLE 6 REPRESENTATIONS AND WARRANTIES.......................................9

    6.1      Seller's Representations and Warranties...........................9
    6.2      Representations and Warranties of Buyer..........................10
    6.3      Representations and Warranties at Closing........................10

ARTICLE 7 ADDITIONAL AGREEMENTS AND COVENANTS.................................10

    7.1      Covenants of Seller..............................................10


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ARTICLE 8 CONDITIONS PRECEDENT TO CLOSING.....................................11

    8.1      Conditions Precedent to Seller's Obligation to Close.............11
    8.2      Conditions Precedent to Buyer's Obligation to Close..............12

ARTICLE 9 MISCELLANEOUS.......................................................13

    9.1      Notices..........................................................13
    9.2      Conveyance Costs.................................................13
    9.3      Broker's Fees....................................................13
    9.4      Further Assurance................................................14
    9.5      Survival of Representations and Warranties.......................14
    9.6      Amendments and Severability......................................14
    9.7      Successor and Assigns............................................14
    9.8      Headings.........................................................14
    9.9      Notices After Closing............................................14
    9.10     Governing Law....................................................14
    9.11     No Partnership Created...........................................14
    9.12     Confidentiality..................................................14
    9.13     Public Announcements.............................................15
    9.14     Counterparts.....................................................15
    9.15     Entire Agreement.................................................15

Exhibits
A   Lease Schedule
B   Well List
C   Form of Assignment and Bill of Sale
D   Secured Promissory Note
E   Subordination Agreement
F   Registration Rights Agreement









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243891.01

                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT is dated this 29th day of December, 2006, by and between Galaxy Energy Corporation ("Galaxy"), Dolphin Energy Corporation (hereinafter jointly referred to as "Seller" or "Party") and PetroHunter Operating Company ("Buyer" or "Party"), and PetroHunter Energy Corporation, and is based on the following premises:

         WHEREAS, Seller desires to sell, assign, and convey to Buyer and Buyer desires to purchase and accept all of Seller's interests in its oil and gas properties in the Powder River Basin, and

         WHEREAS, the Parties have reached agreement regarding such purchase and sale,

         NOW, THEREFORE, for valuable consideration and the mutual covenants and agreements herein contained, Seller and Buyer agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1   "CLAIMS" has the meaning set forth in Section 5.1.

         1.2   "CLOSING" has the meaning set forth in Section 0.

         1.3   "CLOSING DATE" has the meaning set forth in Section 0.

         1.4   "CONTRACTS" has the meaning set forth in Section 2.1(e).

         1.5   "DEDUCTIONS" has the meaning set forth in Section 4.3.

         1.6   "EFFECTIVE TIME" has the meaning set forth in Section 0.

         1.7   "ENVIRONMENTAL LAWS"  means  any and all  Laws  that  relate  to:
(a) the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, and/or (c) the protection of the environment generally; including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous and the Solid Waste Amendments Act of 1984, as amended, and the Oil Pollution Act of 1990, as amended.

         1.8 "FINAL ACCOUNTING SETTLEMENT" means a written post-Closing statement prepared by Seller and delivered to Buyer setting forth a detailed calculation of all post-Closing adjustments applicable to the period of time between the Effective Time and Closing ("Final Accounting Settlement").

         1.9 "FINANCING" means the series of private offerings of PetroHunter Energy Corporation common shares which PetroHunter Energy Corporation is currently pursuing.



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         1.10  "LAND" has the meaning set forth in Section 2.1.

         1.11 "LAWS" means any and all laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including without limitation Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

         1.12  "LEASES" has the meaning set forth in Section 2.1.

         1.13  "PROPERTIES" has the meaning set forth in Section 2.1.

         1.14  "PURCHASE PRICE" has the meaning set forth in Section 2.2.

         1.15 "RECORDS" means all of Seller's books, records, files (paper, electronic or otherwise) related to the Properties, as further described in
Section 3.1.

         1.16 "REGISTRATION RIGHTS AGREEMENT" means the agreement between Buyer's parent company, PetroHunter Energy Corporation and certain third party lenders to Seller and Seller's parent company, Galaxy Energy Corporation, attached hereto as Exhibit F.

         1.17  "TAXES" has the meaning set forth in Section 4.3.

         1.18  "WELLS" has the meaning set forth in Section 2.1.

                                   ARTICLE 2
                        SALE AND TRANSFER OF THE PROPERTY

         2.1 SALE AND PURCHASE: Upon the terms and conditions hereinafter set forth, Seller agrees to sell, assign, and convey to Buyer, and Buyer agrees to buy and accept from Seller, all of Seller's right, title, and interest in and to the following assets, free and clear of all liens and encumbrances, hereinafter referred to as the "Properties:"

               (a) The entire estates created by all leases, licenses, permits and other agreements described in Exhibit A attached hereto and made a part hereof (the "Leases"), insofar as the same cover and relate to the land described in Exhibit A and any other land covered thereby whether or not correctly described on Exhibit A (the "Land"), together with all of the oil and gas wells on the Land, including, without limitation, the wells described in Exhibit B (the "Wells"), the property and rights incident thereto, including all rights in, to and under all agreements, product purchase and sale contracts, leases, permits, rights-of-way, easements, licenses, farmouts, options and orders in any way relating thereto, insofar as they relate thereto;

               (b) All of the personal property, fixtures and improvements, permits, licenses, approvals, servitudes, rights-of-way, easements, surface leases and other surface rights (including, but not limited to the Wells listed on Exhibit B, wellhead equipment, casing, tubing, tanks, crude oil, condensate or products in storage or in pipelines, pumps, motors, machinery, pipelines, gathering lines, telephone and telegraph lines, tanks, boilers, buildings, injection and disposal wells, injection facilities, saltwater disposal facilities, central processing facilities, metering facilities, compression facilities, gathering systems, laterals and other appurtenances and facilities) now or as of the Effective Time on the Land, appurtenant thereto or used exclusively or obtained in connection therewith or with the production, gathering, treatment,

243891.01
processing,   sale  or  disposal  of  oil,  gas  and  other   hydrocarbons   and
non-hydrocarbon gas from the Land (including, without limitation, carbon dioxide) or water produced therefrom or attributable thereto;

               (c) Any overriding royalty interests and fee mineral or fee surface interests described in Exhibit A;

               (d) All existing and effective unitization, pooling and communitization agreements, declarations and orders, and the properties covered and the units created thereby and the production of hydrocarbons attributable to said properties and interests after the Effective Time, insofar as the same arise from or relate to the interests of Seller described in "(a)," "(b)" or "(c)" above;

               (e) All oil, gas (including carbon dioxide), liquids, condensate, casinghead gas and gas sales, purchase, exchange, gathering, transportation and processing contracts, operating agreements, balancing agreements, joint venture agreements, partnership agreements, farmout agreements and other contracts, agreements and instruments, insofar as they relate to any of the properties and interests of Seller described in "(a)," "(b)," "(c)" or "(d)" above (the "Contracts"); and

               (f) To the extent transferable, all geologic, geophysical and other data (but not internal interpretative data and analyses), including without limitation, seismic data and licenses relating to the properties and interests described in "(a)," "(b)," and "(c)" above.

         2.2 PURCHASE PRICE: Subject to the other provisions of this Agreement, the total purchase price to be paid to Seller for the Property by Buyer shall be Forty-Five Million Dollars ($45,000,000) (the "Purchase Price"), payable at Closing as follows:

               (a) Twenty Million Dollars (US$20,000,000.00) in cash consideration, in the form of certified funds, cashier's check or by wire transfer to an account number to be designated by Seller at least two business days prior to the Closing; and

               (b) Twenty-five Million Dollars (US$25,000,000) in the form of common shares of PetroHunter Energy Corporation. The number of such shares payable to the Seller at Closing shall be $1.50 (US), which is the price of said shares as placed in the Financing.

         2.3 DEPOSIT: Within ten (10) business days after the date of this Agreement, Buyer shall deposit One Million Four Hundred Thousand Dollars ($1,400,000) in an account designated by Seller, as earnest money, which shall be applied to the Purchase Price at Closing. By January 31, 2007 (unless Closing has taken place prior thereto), Buyer shall deposit Six Hundred Thousand Dollars ($600,000) in an account designated by Seller, as earnest money, which shall be applied to the Purchase Price at Closing. Both deposits are collectively referred to herein as the "Deposit". In the event the Closing does not occur for any reason other than a material breach by Buyer, then: (a) Galaxy Energy Corporation shall execute the Promissory Note (the Note"), attached hereto, which shall be dated and become effective as of the date of termination of this Agreement, and shall deliver the original executed Note to PetroHunter Energy Corporation within two business days after the termination of this Agreement;
(b) PetroHunter Energy Corporation shall sign the Subordination  Agreement;  and
(c) Galaxy shall have sole responsibility for obtaining the signatures of all parties to the Subordination Agreement (other than the signature of PetroHunter Energy Corporation), and shall provide a fully-executed original to PetroHunter Energy Corporation. Any Party may


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243891.01
terminate this Agreement, effective upon written notice to the other Parties, if the Closing has not occurred by February 28, 2007. The actual amount of the Deposit shall be stated in the Note.

         2.4 OPERATORSHIP: Beginning at the Effective Time, Buyer will assume operatorship of the Property, in the capacity of a contract operator, and will assume responsibility for all of Seller's costs and expenses related to operation of the Properties, provided that Buyer, as operator, will incur no expenses for any individual item in excess of Ten Thousand Dollars ($10,000.00) without obtaining the prior approval of Seller. At Closing, all operating expenses incurred by Buyer will be credited against the Purchase Price at Closing in accordance with Sections 4.5 and 4.8, below. In the event Closing does not occur for any reason, the aggregate amount of any operating expenses actually incurred by Buyer (and supported by reasonable back-up documentation) shall be added to the principal amount of the Note referenced in Section 2.3, above, and shall be repayable in accordance with its terms.

         2.5 ESCROWED FUNDS: At the time of Closing, $500,000 of the Purchase Price (the "Escrowed Funds") shall be retained by Buyer in a separate account controlled by Buyer up to the time that: (a) the Registration Rights Agreement is terminated as a result of Buyer's parent company, PetroHunter Energy Corporation and the other parties to such agreement having fully performed all their respective obligations under such agreement; (b) Buyer's determination, in Buyer's sole discretion, that there is no reasonable possibility of any material claim being made by one or more of said other parties against PetroHunter; and
(c) Seller having paid all amounts due to Buyer for costs, penalties, damages and other expenses related to the Registration Rights Agreement, as referenced in Sections 2.6 and 5.1(a)(i), below. Upon satisfaction of such conditions, Buyer shall promptly pay the remaining Escrowed Funds, if any, to an account designated by Seller.

         2.6 ADJUSTMENTS TO PURCHASE PRICE: The Purchase Price shall be subject to adjustment at the Closing pursuant to Sections 3.3, 4.5 through 4.9, and 5.1(a)(i). In the event of an adjustment of the Purchase Price at Closing, any such adjustment shall be applied first to the consideration to be paid pursuant to Section 2.2(a). Buyer may provide to Seller a notice and schedule at Closing or at any time thereafter (with appropriate backup documentation) setting forth all costs and expenses incurred by Buyer in connection with the Registration Rights Agreement (as more fully described in Section 5.1(a)(i)), in which case such amount shall be credited against the Purchase Price, or if incurred after Closing shall be paid to Buyer out of the Escrowed Funds or if the Escrowed Funds have been fully applied, shall be paid directly to Buyer within ten business days after Seller's receipt of such notice.

         2.7 CLOSING: The Closing shall take place on a mutually agreeable date on or before forty-five days from the date of this Agreement (with the actual date of Closing being the "Closing Date"). The Closing will be held at 10:00 a.m., at the offices of Buyer at 1875 Lawrence Street, Suite 1400, Denver, Colorado.

         2.8 EFFECTIVE TIME: The effective time of this purchase and sale of the Property will be at 7:00 a.m., Mountain Standard Time on January 1, 2007 (the "Effective Time").

         2.9 FORM OF ASSIGNMENT: At Closing, Seller shall deliver executed and acknowledged conveyance documents to Buyer in substantially the form and content shown in the Assignment and Bill of Sale attached as Exhibit C (the "Assignment") to be modified only to the extent necessary to comply with the provisions of this Agreement, together with all forms necessary to convey Seller's interest in federal and state leases.


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                                    ARTICLE 3
                              TITLE AND INSPECTION

         3.1 INSPECTION OF FILES: Upon reasonable notice from Buyer, Seller shall make available during Seller's regular business hours at Seller's offices, for examination and reproduction by Buyer's authorized representatives, at Buyer's expense, all documents in Seller's possession relating or in any way pertaining to the Property, except any documents which are covered by non-disclosure obligations to third parties. Without limiting the foregoing, such documents shall expressly include contracts, agreements, revenue and expense records, suspense account records, division order files, well files, land and lease files, title opinions, environmental permits, environmental reports, environmental audits and environmental regulatory notifications (including SPCC plans and CERCLA Title III notices) (the "Records"). Buyer shall have the right to copy, at Buyer's sole expense, any portion of the Records.

         3.2 ADVERSE CONDITION: If a contract or condition exists that has a material adverse effect on the value or operation of the Property or that would subject Buyer to unacceptable costs or potential liability, Buyer may elect to exclude the affected interest from the conveyance, and the Purchase Price shall be adjusted by the amount agreed to by the Parties. Within ten (10) days after the date of this Agreement, Seller shall provide a written status report to Buyer (the "Leiter Report") which describes the current status of Seller's leasehold interest in approximately 2,120 acres in the Ucross area and 1,532 acres in the Leiter townsite, including without limitation copies of any extensions of, or agreements related to, such leases, a schedule of shut-in payments that are due within six months after the Closing Date (on a well-by-well basis), and a description of the status of Seller's dewatering activities related to the wells located on or pooled or communitized with such leases.

         3.3 TITLE: Title defects shall refer to those defects or irregularities that (a) would cause Buyer to receive less than the net revenue interest set forth on Exhibit A; (b) would obligate Buyer to bear costs and expenses in an amount greater than Seller's undivided working interest set forth on Exhibit A without a corresponding increase in the net revenue interest; or
(c) create a lien or encumbrance on any portion of the Property. Title defect shall not refer to such defects or irregularities in the title to the Properties that do not interfere with the operation, value or use of the Properties (or portion thereof) affected thereby and that would not be considered material in accordance with the industry standards. As soon as is reasonably practicable, but in no event later than five business days prior to Closing, Buyer shall provide Seller with a notice of title defects stating its objections, if any, to the title. Seller may undertake to satisfy some, all, or none of Buyer's title objections, at Seller's sole cost and expense. If any such title defect cannot be or is not cured by Seller within twenty (20) days of Seller's receipt of such notice, then unless such defect is waived by Buyer the affected interest shall be retained by Seller and the allocated value set forth in Exhibit A for the affected interest shall be reduced in the proportion that the actual net revenue interest or the actual working interest bears to that which is set forth in Exhibit A, and that amount shall be deducted from the Purchase Price. Buyer shall have the right to terminate this Agreement if title defects asserted by it affect more than fifteen percent (15%) of the total Purchase Price.

         3.4 FILES AND RECORDS: At Closing or as soon thereafter as practicable, and at Seller's expense, Seller shall furnish to Buyer all Records, except those merely incidental thereto, any economic analyses of the value of the Property, and any information covered by non-disclosure obligations.



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                                    ARTICLE 4
                                   ACCOUNTING

         4.1 CONTINUED ACCOUNTING SERVICES: Notwithstanding Section 2.4 or any other provision of this Agreement, Seller agrees to perform for Buyer, at Buyer's request and sole expense, all record keeping and accounting services of the nature and quality normally performed by Seller for the production period from the date of this Agreement for a period not to exceed six (6) months from the Closing Date. Buyer shall reimburse Seller for all such services within thirty (30) days after Buyer's receipt of Seller's monthly invoice. These services shall be as follows:

               (a) Provide accounting personnel, data processing services, and such other services as required to maintain the same level of record keeping and accounting with respect to the Property as maintained prior to the Effective Time;

               (b) Provide information as may reasonably be required by Buyer's personnel to facilitate the orderly transition of accounting services;

               (c) Provide information sufficient to enable Buyer to record liquids revenue, gas revenue, operating expenses, capital expenditure and such other accounting transactions on the basis maintained by Seller; and

               (d) File all federal, state and other regulatory filings on the same basis as prior to the Effective Time.

         4.2   OWNERSHIP  OF   PRODUCTION:   Ownership  of  all  production  and
products attributable to the Property shall pass to Buyer as of the Effective Time.

         4.3   PRORATION OF TAXES:  All  taxes,  including,  but not limited to, excise taxes, state severance taxes, ad valorem taxes, and any other local, state and/or federal taxes or assessments attributable to the Property ("Taxes") prior to the Effective Time shall remain Seller's responsibility, and all deductions, credits, and refunds pertaining to the aforementioned taxes attributable to the Property ("Deductions") prior to the Effective Time, no matter when received, shall belong to Seller. All Taxes attributable to the Property after the Effective Time, shall be Buyer's responsibility, and all Deductions pertaining to the Property after the Effective Time, no matter when received, shall belong to Buyer. The Parties' respective responsibility for ad valorem Taxes shall be allocated based upon the number of days a Party owned the Properties in the subject tax year, and shall not be based on the year in which production occurs.

         4.4 LETTERS-IN-LIEU: At Closing, the Parties shall execute all documents necessary to effect change of ownership, such as letters-in-lieu of division orders or transfer orders to each purchaser of production for the Property, instructing each to make payments for all purchases accruing after the end of the month in which Closing occurs directly to Buyer.

         4.5 CONTINUED OPERATIONS AND COSTS: All costs and expenses incurred by Seller, pursuant to the provisions hereof or with Buyer's written consent, for normal and necessary operation of the Property, including charges for administrative overhead associated with joint interest properties, that accrue after the Effective Time and including the Closing shall be borne by Buyer and shall constitute an adjustment to the Purchase Price. All costs and expenses incurred by Seller, pursuant to the provisions hereof or with Buyer's written consent, for normal



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and necessary  operation of the Property,  including charges for  administrative overhead associated with joint interest properties, that accrue after the Closing shall be borne by Buyer and shall be for the account of the Seller as settled in the Final Accounting Settlement.

         4.6 PREPAIDS: Prepaid insurance premiums, utility charges, rentals and any other prepaids or accrued payables applicable to periods following the Effective Time, if any, attributable to the Properties shall be prorated as of the Effective Time, and amounts owing from such proration shall be settled in the Final Accounting Settlement.

         4.7 SUSPENDED FUNDS: Seller shall transfer to Buyer all funds, if any, held by Seller in suspense owing to third parties on account of production from the Properties and in such event Buyer shall assume responsibility for the payment thereof to third parties entitled to the same.

         4.8 REVENUES AND EXPENSES: Buyer shall pay Seller all revenues received after the Closing, insofar as such revenues are attributable to oil, gas or other hydrocarbon products produced prior to the Effective Time. Seller shall pay Buyer all revenues received after the Closing, insofar as such revenues are attributable to oil, gas or other hydrocarbon products produced and sold after the Effective Time. Such payment shall be made on the first day of the month following receipt of such revenues. Each party indemnifies the other for any costs or damages suffered as a result of a party failing to pay its share of expenses (including taxes) or failing to remit revenues belonging to the other party, allocated as of the Effective Time.

         4.9 ESTIMATED AND FINAL ACCOUNTING: An estimated accounting for net proceeds from production less applicable operating expenses will be made at or shortly after the Closing. Final accounting will be made at such time as complete Records are available, but no later than sixty (60) days after the Closing. Provided, however, all provisions of this Agreement pertaining to either Party's right to upward or downward adjustments to the Purchase Price shall survive the Closing for a period of one year after the Closing Date. Notwithstanding the final accounting, the Parties shall remain obligated to make such adjustment at any time and from time to time during said one-year period, within ten days after receipt of written notice supporting such adjustment.

         4.10 AUDITS: In order to verify information provided by the Parties under this Article 4, Buyer and Seller shall each have the right to conduct an audit of the other Party's data relating thereto for a period of two (2) years after the Closing Date.


                                    ARTICLE 5
                            ASSUMPTION OF OBLIGATIONS

         5.1   INDEMNITIES:

               (a) INDEMNIFICATION OF BUYER: Seller shall release Buyer from and shall fully protect, indemnify, and defend Buyer, its officers, agents and/or employees and hold them harmless from any and all claims, losses, damages, demands, suits, causes of action, and liabilities (including attorneys' fees, costs of litigation and/or investigation and costs associated therewith) (collectively referred to hereafter as "Claims") relating to, arising out of, or connected, directly or indirectly, with the following:


                                       7
243891.01

(i) the Registration Rights Agreement, and/or any other matter related to Buyer's relationship with one or more of the third parties to the Registration Rights Agreement, including without limitation any attorneys fees, penalties, costs, damages, judgments, or other expenses of any nature directly or indirectly related thereto; (ii) the ownership or operation of the Properties, or any part thereof, pertaining to the period prior to the Closing Date, whenever asserted, including but not limited to any Claims relating to injury or death of any person or persons whomsoever, and/or damage to or loss of any property or resource, and/or any pollution and/or environmental damage of any kind, including without limitation (A) any liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 ET SEQ., or any other environmental statute, ordinance, law, rule or regulation, as the same may be or have been amended, (B) common law claims such as negligence, gross negligence, strict liability, nuisance or trespass, or (C) fault imposed by statute, rule or regulation. The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Buyer, its officers, agents, and/or employees.

               (b) INDEMNIFICATION OF SELLER: Buyer shall release Seller from and shall fully protect, indemnify, and defend Seller, its officers, agents and/or employees and hold them harmless from any and all Claims relating to, arising out of, or connected, directly or indirectly, with the ownership or operation of the Properties, or any part thereof, pertaining to the period after the Closing Date, including but not limited to any Claims relating to injury or death of any person or persons whomsoever, and/or damage to or loss of any property or resource, and/or any pollution and/or environmental damage of any kind, including without limitation (i) any liability under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.9601 ET SEQ., or any other environmental statute, ordinance, law, rule or regulation, as the same may be or have been amended, (ii) common law claims such as negligence, gross negligence, strict liability, nuisance or trespass, or (iii) fault imposed by statute, rule or regulation. The indemnity obligation provided herein shall apply regardless of cause or of any negligent acts or omissions of Seller, its officers, agents, and/or employees; provided, however, that the indemnity contained in this paragraph shall not relieve Seller of any liability or responsibility arising from Seller's breach of any warranty or representation contained in this Agreement.

         5.2 BUYER'S ASSUMPTION OF OBLIGATIONS: Except as otherwise provided herein, Buyer assumes and shall timely perform and discharge all duties and obligations of the owner of the Properties relating to the period, and arising, at and after the Effective Time, including, but not limited to: restoration of the surface, environmental and pollution clean up, plugging and abandonment of any and all existing and future wells; and Seller shall incur no liability for Buyer's failure to properly perform and discharge such duties and obligations.

         5.3 NOTICE OF CLAIMS: Each indemnified Party hereunder agrees that upon its discovery of facts giving rise to a Claim for indemnity under the provisions of this Agreement, including, without limitation, receipt by it of notice of any demand, assertion, action or proceeding, judicial or otherwise, by any third party with respect to any matter to which it believes itself to be entitled to indemnity under the provisions of this Agreement, it shall give prompt notice thereof in writing to the indemnifying Party, together with a statement of such information regarding any of the foregoing as it shall then have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnified Party shall afford the indemnifying Party a reasonable opportunity to pay, settle or contest the Claim at its expense.



                                       8
243891.01

                                   ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

         6.1 SELLER'S REPRESENTATIONS AND WARRANTIES: Seller hereby represents and warrants to Buyer that:

               (a) ORGANIZATION AND AUTHORITY: Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite corporate power and authority to own and lease the Properties and assets it currently owns and leases and to carry on its business as such business is currently conducted. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it;

               (b) BOARD APPROVAL: Seller has obtained all approvals from Seller's board of directors and Seller's parent corporation, Galaxy Energy Corporation, which are necessary to enter into this Agreement;

               (c) ABSENCE OF CERTAIN CHANGES: Since the execution of this Agreement, there has not been: (i) Any damage, destruction or loss to or of the Property, whether or not covered by insurance; (ii) Any sale, lease or other disposition of the Property; (iii) Any mortgage, pledge or grant of a lien or security interest in any of the Property; (iv) Any contract or commitment to do any of the foregoing; or (v) Any equipment, facilities, material or other personal property removed from the Property except for equipment which was surplus to the operation of the Property;

               (d) TAXES: All returns, statements and reports with respect to Taxes based upon, measured by or imposed with respect to the ownership or operation of the Property which are required to be filed on or before the Closing have been (or will have been by the Closing) timely filed with the appropriate governmental authority and all such taxes have been (or will have been by the Closing) paid or deposited;

               (e) COMPLIANCE WITH LAWS: The Property is being operated in compliance with and Seller is not charged with a violation of, or to its knowledge, threatened with a charge of a violation of, any Laws relating to the Property;

               (f) ENVIRONMENTAL MATTERS: Seller has received no notice, nor is Seller aware of any pending or threatened claim alleging, or condition that might give rise to, any potential liability (including without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, damage to the environment, property damages, personal injuries or penalties) arising out of, based on or resulting from any violation or alleged violation of any environmental Law or any common law theory of recovery;

               (g) GAS MARKETING: None of the Properties is subject to any gas purchase and sale agreements, gas transportation agreements, gas gathering agreements or similar agreements not cancelable on thirty (30) days notice;

               (h) IMBALANCES: There are no agreements, obligations or imbalances under any operating agreement, prepayment arrangement, gas balancing agreement, storage agreement or other similar agreement relating to the Property that would reduce Buyer's share in current or future production proceeds from the Property;



                                       9
243891.01

               (i) CONTRACTS: All Contracts pertaining to the Properties are in full force and effect;

               (j) PENDING OR THREATENED LITIGATION: There are no actions, suits, claims, proceedings or investigations pending, threatened against or affecting the Property, including without limitation claims or threats of claims by one or more third parties owning joint interests in the Leases or pooled areas comprising the Properties, alleging that Seller has materially breached any obligation or violated any Law;

               (k) LIENS AND ENCUMBRANCES: The Properties are being conveyed to the Buyer free and clear of liens and encumbrances; and

               (l) PREFERENTIAL RIGHTS: There are no preferential rights of purchase applicable to the Properties.

         6.2 REPRESENTATIONS AND WARRANTIES OF BUYER: Buyer hereby covenants, represents and warrants to Seller as follows:

               (a) ORGANIZATION AND AUTHORITY: Buyer has full power and authority to make and perform this Agreement according to the terms hereof and is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business in the state in which the Properties are located (or will be as of the Closing Date);

               (b)  BOARD  APPROVAL:  Buyer  has  obtained  all  approvals  from
Buyer's  board  of  directors,  and  its  parent  company,   PetroHunter  Energy
Corporation, which are necessary to enter into this Agreement;

               (c) OWN ACCOUNT: Buyer is acquiring the Property for its own account, for use in its trade or business or for investment, and not with a view toward or for sale in connection with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933; and

               (d) BOND: Buyer currently has or shall prior to Closing post a plugging bond sufficient to comply with all rules and regulations of the state where the Properties are located, if any, pertaining to the plugging and abandonment of any and all wells on the Property.

         6.3 REPRESENTATIONS AND WARRANTIES AT CLOSING: The representations and warranties of Buyer and Seller contained in this Agreement shall be true and accurate on the Closing Date as though such representations and warranties were made at and as of that time.

                                    ARTICLE 7
                       ADDITIONAL AGREEMENTS AND COVENANTS

         7.1 COVENANTS OF SELLER: Seller covenants and agrees with Buyer as follows:

               (a) CERTAIN COVENANTS WITH RESPECT TO THE PROPERTY: Seller shall, from the date hereof to the Closing, unless otherwise consented to in writing by Buyer;

                    (i) promptly notify Buyer of the receipt of any written notice or written claim or written threat of notice or claim of which such Seller becomes aware relating to any



                                       10
243891.01
default or breach under, or of any termination or cancellation or written threat of termination or cancellation of, any of the Properties or Contracts;

                    (ii) promptly notify Buyer of any loss of or damage to any portion of the Property known to Seller and exceeding US$25,000 in amount; and

                    (iii) cause to be paid all rentals, shut-in royalties, minimum royalties and other payments that are necessary to maintain in force its rights in and to the Properties, and pay timely all costs and expenses incurred by it in connection with the Properties, except such costs and expenses as are being contested in good faith, in which case Seller shall provide a written notice to Buyer describing the matter related to such contested costs and expenses.

               (b) ACCESS: Seller will afford to Buyer and its authorized representatives, at Buyer's sole expense, risk and cost and upon reasonable notice, reasonable access from the date hereof until the Closing, during normal business hours, to the Property and to its personnel, properties, books and records which are related to the Property which Seller is not prohibited from disclosing by any existing confidentiality requirements with third parties.

               (c) OPERATION: Subject to Section 2.4, above, from the date hereof until Closing, Seller will operate the Properties in a reasonably prudent manner in accordance with all applicable Laws and Contracts. Seller will not take any action with respect to the Properties which would impair or encumber the Properties or diminish the interest of Buyer therein.

                                    ARTICLE 8
                         CONDITIONS PRECEDENT TO CLOSING

         8.1 CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE: Seller shall be obligated to consummate the sale of the Property as contemplated hereby on the Closing Date, provided the following conditions precedent exist or have been waived by Seller:

               (a) All representations and warranties of Buyer contained in this Agreement or in connection with any of the transactions contemplated hereby shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

               (b) Buyer is in compliance in all material respects with all terms and conditions of this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

               (c) Seller has obtained all required regulatory approval for this Agreement and the transactions contemplated hereunder;

               (d) Seller has obtained written unconditional approval and confirmation, in form acceptable to Buyer in its sole discretion, from Seller's senior secured lender that the sale of the Property under the specific terms of this Agreement is acceptable to said lender, and that the Properties will be conveyed and assigned to Buyer free and clear of all liens and encumbrances;

               (e) No suit, action, order or other proceedings shall be pending or threatened before any court or governmental commission, board or agency in which it is sought by a



                                       11
243891.01
person or entity, to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with this Agreement or the transactions contemplated thereby, nor shall there be any investigation by any governmental agency pending or threatened which might result in any such suit, action, order or other proceedings seeking to restrain or prohibit consummation of the Agreement or the transaction contemplated thereby;

The consummation of Closing on the Properties shall not be deemed to be a waiver by the Seller of any of its rights or remedies hereunder for breach of warranty, covenant, or agreement herein by the Buyer.

         8.2 CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE: Buyer shall be obligated to consummate the sale of the Property as contemplated by this Agreement on the Closing Date, provided that the following conditions precedent have been satisfied or have been waived by Buyer:

               (a) All representations and warranties of Seller contained in this Agreement or in connection with any of the transactions contemplated hereby shall be true and correct in all material respects at and as of Closing as though such representations and warranties were made at and as of such time;

               (b) Seller is in compliance in all material respects with all terms and conditions required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

               (c) No suit, action, order or other proceedings shall be pending or threatened before any court or governmental commission, board or agency in which it is sought by a person or entity, to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or to obtain substantial damages in connection with this Agreement or the transactions contemplated thereby, nor shall there be any investigation by any governmental agency pending or threatened which might result in any such suit, action, order or other proceedings seeking to restrain or prohibit consummation of the Agreement or the transaction contemplated thereby;

               (d) All consents and approvals, if any, of third parties or any regulatory body or authority, whether required contractually or by applicable federal, state, or local law, or otherwise necessary for the execution, delivery, and performance of this Agreement (except for approvals of governmental agencies customarily obtained subsequent to transfer of title, and which have not been waived by Buyer) shall have been obtained and delivered to Buyer by the Closing Date and shall not have been withdrawn or revoked;

               (e) Buyer has obtained and closed the Financing in an amount and on terms that Buyer determines, within its sole discretion, sufficient to fund the Purchase Price, with Seller and Galaxy hereby expressly acknowledging that such determination shall be within Buyer's sole discretion;

               (f) Buyer's board of directors and PetroHunter Energy Corporation's board of directors having approved (by written Resolution) Buyer proceeding with the Closing, with such approval being within their sole discretion;



                                       12
243891.01

               (g) Buyer has obtained all required regulatory approval for this Agreement and the transactions contemplated hereunder;

               (h) Buyer has received documentary evidence from Seller, in form acceptable to Buyer in its sole discretion, that Seller has obtained all required regulatory approval for this Agreement and the transactions contemplated hereunder; and

               (i) Buyer has received documentary evidence from Seller, in form acceptable to Buyer in its sole discretion, that Seller has obtained approval of the specific terms and conditions of this Agreement and the transactions contemplated hereunder from the Seller's senior lender.

The consummation of Closing on the Properties shall not be deemed to be a waiver by the Buyer of any of its rights or remedies hereunder for breach of warranty, covenant, or agreement herein by the Seller.



                                    ARTICLE 9
                                  MISCELLANEOUS

         9.1 NOTICES: All notices and other communications required, permitted, or desired to be given hereunder must be in writing and sent by registered or certified U.S. mail (return receipt requested), properly addressed as shown below, and with all postage or charges fully prepaid or by hand delivery or by facsimile transmission. Date of service by mail or hand delivery is the date on which such notice or other communication is received by the addressee, by facsimile is the date sent, or if such date is on a weekend or federal or state holiday, then on the next date which is not Saturday, Sunday or such holiday. Each Party may change its address by notifying the other Party in writing.

         If to Seller:                            If to Buyer:

         Galaxy Energy Corporation                PetroHunter Energy Corporation
         Dolphin Energy Corporation               PetroHunter Operating Company
         1331 17th Street, Suite 1050             1875 Lawrence, Suite 1400
         Denver, Colorado 80202                   Denver, Colorado  80202
         Attn:  Marc E. Bruner, President         Attn:  Garry Lavold, President
         Tel. (303) 293-2300                      Tel.  (303) 893-1800
         Fax (303) 293-2417                       Fax  (303) 572-8927

         9.2 CONVEYANCE COSTS: Buyer shall be solely responsible for all filing and recording of documents related to the transfer of the Properties from Seller to Buyer and for all fees connected therewith. Buyer shall furnish Seller with all pertinent recording data and evidence of all such required filings. Seller shall be responsible for any and all transfer fees or taxes that may be assessed on the sale of the Properties.

         9.3 BROKER'S FEES: Neither Party has retained any brokers, agents or finders and none are affiliated with either party or authorized to act on behalf of either Party in this matter. Each Party agrees to indemnify and hold the other harmless from and against any claims or causes of action with respect to any commissions, finders' fees, or other remuneration due to any broker, agent, or finder claiming by, through, or under such Party.




                                       13
243891.01

         9.4 FURTHER ASSURANCE: From and after the Closing, at the request of Seller but without further consideration, Buyer will execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and transfer and take such other action as Seller reasonably may be required to more effectively vest in or put Seller in possession of, any property, document, or information of any kind which was not intended by the Parties to be conveyed to Buyer. From and after the Closing, at the request of Buyer but without further consideration, Seller shall execute and deliver or use reasonable efforts to cause to be executed and delivered such other instruments of conveyance and transfer and take such other actions as Buyer reasonably may require more effectively to vest in Buyer, or to put Buyer in possession of, any of the Properties. If any of the Property is incorrectly described, the description shall be corrected upon proof of the proper description.

         9.5 SURVIVAL OF REPRESENTATIONS AND WARRANTIES: All representations, warranties, covenants, and agreements contained in this Agreement shall survive the Closing. The Parties hereto have made no representations or warranties except those expressly set forth in this Agreement.

         9.6 AMENDMENTS AND SEVERABILITY: No alterations, modifications, amendments, or changes in this Agreement shall be effective or binding unless the same shall be in writing and signed by Seller and Buyer. The invalidity of any one or more covenants or provisions of this Agreement shall not affect the validity of the Agreement as a whole, and in case of any such invalidity, this Agreement shall be construed as if such invalid provision had not been included herein.

         9.7 SUCCESSOR AND ASSIGNS: The terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns; and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Property.

         9.8 HEADINGS: The titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement.

         9.9 NOTICES AFTER CLOSING: Seller shall notify Buyer of its receipt after the Closing Date of any instrument, notification, or other document affecting the Property.

         9.10 GOVERNING LAW: The laws of the State of Colorado shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Parties, without regard to the principles of conflicts of laws, including, but not limited to, matters of performance, non-performance, breach, remedies, and procedures. The laws of the state in which the Properties are located shall govern the validity, construction and interpretation of any conveyances executed pursuant to this Agreement. Forum and venue shall be exclusively in state or federal court in Denver, Colorado.

         9.11 NO PARTNERSHIP CREATED: It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership, or any type of association, and the Parties hereto are not authorized to act as agent or principal for each other with respect to any matter related hereto.

         9.12 CONFIDENTIALITY: Except as permitted herein, during the term of the Agreement and for a period one year thereafter, or for a period of one year after the termination of this



                                       14
243891.01

Agreement prior to Closing, whichever is applicable, both Parties shall maintain the fact and the provisions of this Agreement as confidential, except disclosures that as may be required by court order, applicable laws, rules and regulations of governmental agencies or stock exchanges. Each Party shall inform the other of such disclosures. Unless prohibited by applicable law, the disclosing Party shall provide the other Party with advanced notice of any such disclosure.

         9.13 PUBLIC ANNOUNCEMENTS: Unless otherwise agreed, neither Party shall make any public announcement or statement with respect to this Agreement or the transactions contemplated hereby unless such Party has an obligation to make such public announcement or statement under applicable law, rule or regulation. Unless prohibited by applicable law, the disclosing Party shall provide the other Party with advanced notice of any such disclosure.

         9.14 COUNTERPARTS: This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed to be an original instrument, but all of which together shall constitute one and the same instrument. Execution may be evidenced by faxed signatures with original signature pages to follow promptly.

         9.15 ENTIRE AGREEMENT: This Agreement constitutes the entire agreement and understanding among the Parties, their respective partners, shareholders, officers, directors and employees with respect to the subject matter hereof. This Agreement supersedes all prior oral and written discussions, agreements and understandings relating to such subject matter.

         9.16 PARENT COMPANIES: Galaxy Energy Corporation and PetroHunter Energy Corporation are executing this Agreement: (a) for the purposes of performing their respective rights and obligations as expressly set forth in this Agreement; and (b) as guarantors of the performance of their respective subsidiaries.

      IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year set forth below, but effective as of the Effective Time.


DOLPHIN ENERGY CORPORATION              PETROHUNTER OPERATING COMPANY


By:    /s/ MARC E. BRUNER               By: /s/ DAVID E. BRODY
    -----------------------------          -------------------------------------
    Marc E. Bruner, President              David E. Brody, Vice President and
                                           General Counsel

GALAXY ENERGY CORPORATION               PETROHUNTER ENERGY CORPORATION


By:  /s/ MARC E. BRUNER                 By:  /s/ DAVID E. BRODY
   ------------------------------          -------------------------------------
   Marc E. Bruner, President               David E. Brody, Vice President and
                                           General Counsel




                                       15
243891.01